                                                             Exhibit No. EX-99.1

Susan Y. Kim and John T. Kim are  co-trustees  of the named  trust,  which is an irrevocable trust.

May be deemed members of group.  The group may be deemed to beneficially own more than 10% of the outstanding  voting securities of the issuer. The co-trustees of the trust may vote the shares of common stock of the issuer held by it, in their discretion, in concert with James J. Kim's family. James J. Kim and Agnes C. Kim are the  parents of Susan Y. Kim,  David D. Kim and John T. Kim and Susan Y. Kim
is the parent of Alexandra  Panichello,  Jacqueline  Panichello  and Dylan James
Panichello.  John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim, who share the same household with John T. Kim. Each of the reporting  persons states that the filing of this Form 3 report shall not be deemed an admission  that the reporting  person  is the  beneficial  owner  of the  reported  securities,  for purposes of Section 16 of the  Securities  Exchange Act of 1934, as amended,  or for any other purpose.